U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

     Alleger             Robert                   B.
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   (Last)               (First)                 (Middle)

     6500 West Freeway, Suite 600
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                                    (Street)
     Fort Worth           TX                    76116
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   (City)               (State)                 (Zip)
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2. Issuer Name and Ticker or Trading Symbol

     DynCorp
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

     7/99
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [ X ]   Other (specify below)

          Vice President and President, Technical Services business unit
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                       1,597           D
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Common Stock                          4/28/99         A               202         A     N/A          637           I   Held by
                                                                                                                       ESOP Trustee
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Common Stock                          6/15/99         A               405         A     24.50      3,405           I   Held by
                                                                                                                       SARP Trustee
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                        Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock options      24.50     7/15/99    A      35,000         (1)     7/15/09    Common  35,000    N/A    83,000      D
                                                                                 Stock
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Explanation of Responses:

(1)  Options to purchase shares vest at varying times under varying events.



      /s/ R. B. Alleger                                       August 5, 1999
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**Signature of Reporting Person                                  Date




by:  /s/ H. M. Hougen
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     H. M. Hougen, Attorney-in-fact



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.